Exhibit 7.03

Execution Version

SHARE REPURCHASE AGREEMENT

This Share Repurchase Agreement (this “Agreement”) is entered into as of December 30, 2016, by and between:

(i)            E-HOUSE HOLDINGS LTD., an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”); and

(ii)           SINA CORPORATION, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Selling Shareholder”).

Each of the parties listed above shall be referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, pursuant to Section 4.04 of a shareholder agreement dated as of August 12, 2016 (the “SHA”) by and among the Company, the Selling Shareholder and certain other parties thereto, the Company desires to exercise an option to purchase from the Selling Shareholder and the Selling Shareholder desires to sell to the Company all the Ordinary Shares (as defined below) held by the Selling Shareholder in the Company.

WITNESSETH

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.             Interpretation.

1.1          Definitions.  The following terms shall have the meanings ascribed to them below:

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person.

“Agreement” has the meaning set forth in the Preamble of this Agreement.

“Arbitration Notice” has the meaning set forth in Section 6.3(ii) hereof.

“Business Day” means any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks are required or authorized by law to be closed in the PRC, the Hong Kong Special Administrative Region, or the Cayman Islands.

“Cash Consideration” means the U.S. dollar amount as set forth opposite the Selling Shareholder’s name under the headings “Cash Consideration” in Exhibit A hereof or an equivalent amount denominated in other currency as determined by the Selling Shareholder at its sole discretion.

“Closing” has the meaning set forth in Section 2.2 hereof.

“Closing Date” has the meaning set forth in Section 2.2(i) hereof.

“Company” has the meaning set forth in the Preamble of this Agreement.

“Company Indemnified Party” has the meaning set forth in Section 6.1(i) hereof.

“Company Parties” means the Company and E-House.

“Confidential Information” has the meaning set forth in Section 5.1(i) hereof.

“Consideration” has the meaning set forth in Section 2.1 hereof.

“Contract” means, as to any Person, any provision of any security issued by such Person or any oral or written contract, agreement, undertaking, understanding, indenture, note, bond, loan, instrument, lease, mortgage, deed of trust, franchise, or license to which such Person is a party or by which such Person or any of its property is bound.

“Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided, that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person.  The terms “Controlled” and “Controlling” have meanings correlative to the foregoing.

“Dispute” has the meaning set forth in Section 6.3(i) hereof.

“E-House” means E-House (China) Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands.

“Governmental Authority” means any nation or government or any nation, province or state or any other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the PRC or any other country, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization (including stock exchange).

“HKIAC” has the meaning set forth in Section 6.3(iii) hereof.

“Indemnifiable Loss” means, with respect to any Person, any action, cost, damage, disbursement, expense, liability, loss, deficiency, diminution in value, obligation, penalty or settlement of any kind or nature, other than consequential damages.  Notwithstanding anything to the contrary provided in the preceding sentence, “Indemnifiable Loss” shall include, but shall not be limited to, (i) interest, penalties, legal, accounting and other professional fees and reasonable expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by such Person and (ii) any Taxes that may be payable by such Person by reason of the indemnification of any Indemnifiable Loss hereunder, other than Taxes that would have been payable notwithstanding the event giving rise to indemnification..

“Law” means any constitutional provision, statute or other law, rule, regulation, official policy or interpretation of any Governmental Authority and any injunction, judgment, order, ruling, assessment or writ issued by any Governmental Authority.

“Leju” means Leju Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands.

“Leju IRA” means the investor rights agreement by and among Leju, E-House and THL O Limited dated March 31, 2014.

“Liabilities” means, with respect to any Person, all liabilities owing by such Person of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due.

“Lien” means any mortgage, pledge, claim, security interest, encumbrance, title defect, lien, charge, hypothecation, or other restriction or limitation.

“Ordinary Shares” means the ordinary shares of the Company, par value US$0.0001 per share.

“Party” or “Parties” has the meaning set forth in the Preamble of this Agreement.

“Person” means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity.

“PRC” means the People’s Republic of China, but solely for the purposes of this Agreement, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

“Relative” means, in relation to a natural person, the spouse, parents, siblings and children of such Person and their respective spouses and children (as appropriate).

“Repurchased Shares” has the meaning set forth in Section 2.1 hereof.

“Selling Shareholder” has the meaning set forth in the Preamble of this Agreement.

“SHA” has the meaning set forth in the Recitals of this Agreement.

“Share Consideration” means that number of shares in Leju, par value US$0.001, as set forth opposite the Selling Shareholder’s name under the headings “Share Consideration” in Exhibit A hereof.

“Tax” means all tax imposed by any Governmental Authority in the Cayman Islands, the PRC or elsewhere, including national, provincial, local, or foreign taxes and other taxes on income, estimated income, alternative or add-on minimum, gross receipts, profits, withholding (e.g. employees’ individual income taxes), production, business, license, occupation, stamp, premium, value added, consumption, utility, franchise, service, personal and real property (including special assessments or charges), sales, use, transfer, gains, excise, severance, environmental, unclaimed property, employment, unemployment, payroll, disability, social security, minimum tax, capital stock, registration or any other tax, custom duty, ad valorem levy, government fee, or other like assessment or charge of any kind, together with any interest or any penalty, addition to tax, or additional amount, whether disputed or not, and including any loss or Liabilities incurred in connection with the determination, settlement or litigation of any Liabilities arising therefrom, and any liability for the Taxes of any Person as a transferee, successor, or agent, by contract, or otherwise.

1.2          Interpretation.  For all purposes of this Agreement, except as otherwise expressly provided:

(i)            the terms defined in this Section 1 shall have the meanings assigned to them in this Section 1 and include the plural as well as the singular;

(ii)           all references in this Agreement to designated “Sections” and other subdivisions are to the designated Sections and other subdivisions of the body of this Agreement unless explicitly stated otherwise;

(iii)          pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms;

(iv)          the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision;

(v)           all references in this Agreement to designated schedules, exhibits and annexes are to the schedules, exhibits and annexes attached to this Agreement unless explicitly stated otherwise;

(vi)          “or” is not exclusive;

(vii)         the term “including” will be deemed to be followed by “, but not limited to,”;

(viii)        the terms “shall”, “will”, and “agrees” are mandatory, and the term “may” is permissive;

(ix)          the term “day” means “calendar day”;

(x)           words in the singular include the plural, and words in the plural include the singular; and

(xi)          all references to dollars are to currency of the United States of America.

2.             Repurchase of Shares.

2.1          Repurchase of Shares. Subject to the terms and conditions of this Agreement, the Selling Shareholder hereby agrees to sell, and the Company hereby agrees to purchase, the number of Ordinary Shares as set forth opposite the Selling Shareholder’s name under the heading “Number of Repurchased Shares” in Exhibit A hereof (the “Repurchased Shares”), being all the Ordinary Shares held by the Selling Shareholder in the Company, for the aggregate consideration comprised of the Share Consideration and the Cash Consideration, as set forth opposite the Selling Shareholder’s name under the headings “Share Consideration” and “Cash Consideration” in Exhibit A hereof (the “Consideration”).

2.2          Closing. The consummation of the transactions contemplated in this Section 2 (the “Closing”) shall take place remotely via the exchange of documents and signatures as soon as practicable or at the time and place as the Company and the Selling Shareholder may agree upon in writing.  At the Closing:

(i)       The Company shall cause E-House to transfer the Share Consideration to the Selling Shareholder or its designee.

(ii)      The Company shall cause E-House to (i) deliver to the Selling Shareholder an instrument of transfer with respect to the Share Consideration duly executed by E-House on or prior to the date of the Closing and (ii) update the register of members of Leju to reflect the transfer of the Share Consideration contemplated hereunder.

(iii)     The Company shall pay, or cause to be paid, to the Selling Shareholder the Cash Consideration as set forth opposite the Selling Shareholder’s name in Exhibit A hereof to an account designated in writing by the Selling Shareholder on or prior to the date of the Closing (the “Closing Date”), by wire transfer in immediately available funds.

(iv)     The Selling Shareholder shall deliver to the Company an instrument of transfer with respect to the Repurchased Shares duly executed by the Selling Shareholder.

(v)      The Company shall, upon receipt of the instruments of transfer with respect to the Repurchased Shares duly executed by the Selling Shareholder, update the register of members of the Company to reflect the repurchase contemplated hereunder.

3.             Representations and Warranties of the Company Parties. The Company represents, warrants and undertakes to the Selling Shareholder that each of the statements contained in this Section 3 are true and not misleading as of the date of this Agreement, and each of such statements will be true and not misleading on and as of the Closing with the same effect as if made on and as of the Closing.

3.1          Organization.  The Company is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation.

3.2          Authorization.

(i)            The Company has full power and authority to enter into this Agreement and to perform its obligations hereunder. The Company is the record owner of E-House. This Agreement has been duly authorized, executed and delivered by the Company. This Agreement, when executed and delivered by the Company will constitute valid and legally binding obligations of the Company, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other remedies in the nature of equitable remedies.

(ii)           E-House has full power and authority to transfer the Share Consideration contemplated hereunder and it is the record owner of the Share Consideration.

3.3          Ownership of the Share Consideration.

(i)            The Company will be the sole legal and beneficial owner of all the shares in E-House at the Closing.

(ii)           E-House will be the sole legal and beneficial owner of the Share Consideration at the Closing. The Share Consideration is free and clear from any and all Liens and restrictions on transfer (except for the restrictions imposed by the Leju IRA and any restrictions on transfer under applicable securities Laws). The transfer of the Share Consideration to the Selling Shareholder pursuant to the terms hereof will vest in the Selling Shareholder legal and valid title to the Share Consideration free and clear from all Liens.

3.4          Consents and Approvals.

(i)            The Company has obtained or made or will obtain or make by the Closing Date all required consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority or any party to a Contract or any other third party in connection with its execution, delivery and performance and the consummation of the transactions contemplated by this Agreement.

(ii)           E-House has obtained or made or will obtain or make by the Closing Date all required consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority or any party to a Contract or any other third party in connection with the transfer of the Share Consideration to the Selling Shareholder.

3.5          No Conflict.  The execution, delivery and performance by the Company of this Agreement, and the consummation of the transactions contemplated hereby or thereby do not and will not result in any violation, breach or default, or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, a default under (i) any provision of the memorandum and articles of the Company; (ii) any provision of the any other Contract to which the Company is a party or otherwise is bound; or (iii) any applicable Laws or any judgment, order, arbitral award, writ or decree, where any such breach, conflict or violation would affect to its ability to execute, deliver or perform its obligations under this Agreement, or would otherwise burden or delay the consummation of the transactions contemplated hereby or thereby.

3.6          No Bankruptcy or Insolvency.  No order has been made or petition presented or resolution passed for the winding-up or bankruptcy of the Company, nor has the Company had (i) any petition or order for winding-up or bankruptcy filed against it, (ii) any appointment of a receiver over the whole or part of its assets, (iii) any petition or order for administration against it, (iv) any voluntary arrangement between any creditor and it, (v) any pending distress or execution or other process levied in respect of it, or (vi) been insolvent; there is no circumstances which would entitle any Person to present a petition for the winding-up or administration (or like action) of the Company or to appoint a receiver over the whole or any part of its undertaking or assets.

4.             Representations and Warranties of the Selling Shareholder. The Selling Shareholder hereby represents, warrants and undertakes to the Company that each of the statements contained in this Section 4 are true and not misleading as of the date of this Agreement, and each of such statements will be true and not misleading on and as of the Closing with the same effect as if made on and as of the Closing.

4.1          Authorization.  The Selling Shareholder has full power, authority and capacity to enter into this Agreement.  This Agreement, when executed and delivered by the Selling Shareholder, will constitute valid and legally binding obligations of the Selling Shareholder, enforceable against it in accordance with its respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

4.2          Ownership of the Repurchased Shares. The Selling Shareholder will be the sole legal and beneficial owner of the Repurchased Shares at the Closing. The Repurchased Shares are free and clear from any and all Liens and restrictions on transfer (except for any restrictions on transfer under applicable securities Laws or the SHA). The sale and delivery of the Repurchased Shares to the Company pursuant to the terms hereof will vest in the Company legal and valid title to the Repurchased Shares free and clear from all Liens.

4.3          Consents and Approvals. The Selling Shareholder has obtained or made or will obtain or make by the Closing Date all required consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority or any party to a Contract or any other third party in connection with his execution, delivery and performance and the consummation of the transactions contemplated by this Agreement.  The Repurchased Shares are not subject to any preemptive rights, rights of first refusal or other rights to purchase the shares, or if any the preemptive rights, rights of first refusal or other rights exist, waiver of the rights has been or will be obtained from the holders hereof.

4.4          No Conflict.  The execution, delivery and performance by the Selling Shareholder of this Agreement, and the consummation of the transactions contemplated hereby or thereby do not and will not result in any violation, breach or default, or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, a default under (i) any provision of the any other Contract to which the Selling Shareholder is a party or otherwise is bound; or (ii) any applicable Laws or any judgment, order, arbitral award, writ or decree, where any the breach, conflict or violation would affect to his ability to execute, deliver or perform his obligations under this Agreement, or would otherwise burden or delay the consummation of the transactions contemplated hereby or thereby.

5.             Covenants.

5.1          Confidentiality and Press Releases.

(i)            Disclosure of Terms.  The terms and conditions of this Agreement, any letter of intent or memorandum of understanding entered into pursuant to the transactions contemplated hereby, all exhibits and schedules attached hereto and thereto, the transactions contemplated hereby and thereby, including their existence, and all information furnished by any Party hereto and by representatives of such Parties to any other Party hereof or any of the representatives of such Parties (collectively, the “Confidential Information”), shall be considered confidential information and shall not be disclosed by any Party hereto to any third party except in accordance with the provisions set forth below.

(ii)           Permitted Disclosures.  Notwithstanding the foregoing, each Party may disclose (a) the Confidential Information to its current or bona fide prospective partners, investors or transferees, Affiliates and its and their respective employees, officers, directors, bankers, lenders, accountants, legal counsels, business partners or representatives or advisors who need to know such information, and solely for their own use, in each case only where such persons or entities are under appropriate nondisclosure obligations, (b) the Confidential Information as is required to be disclosed to or pursuant to requests from Governmental Authorities, in each case as such Party deems appropriate, (c) the Confidential Information necessary to initiate arbitration proceedings, and (d) the Confidential Information to any Person to which disclosure is approved in writing by the Company.

(iii)          Other Exceptions.  Notwithstanding any other provision of this Section 5.1, the confidentiality obligations of the Parties shall not apply to: (a) information which a restricted party learns from a third party which the receiving party reasonably believes to have the right to make the disclosure, provided the restricted party complies with any restrictions imposed by the third party; (b) information which is rightfully in the restricted party’s possession prior to the time of disclosure by the protected party and not acquired by the restricted party under a confidentiality obligation; or (c) information which enters the public domain without breach of confidentiality by the restricted party.

5.2          Taxes.  The Selling Shareholder and the Company hereby acknowledge, covenant and agree that (a) the Company shall have no obligation to pay any Tax of any nature that is required by applicable Law to be paid by the Selling Shareholder or his Affiliates arising out of the transaction contemplated by this Agreement; and (b) the Selling Shareholder agrees to bear and pay any Tax of any nature that is required by applicable Law to be paid by him arising out of the transaction contemplated by this Agreement.

5.3          Registration Rights Agreement.  The Company agrees that it shall cause Leju to enter into a registrations rights agreement with the Selling Shareholder or its designee as soon as possible but no later than 90 days following the Closing in the form and substance to the reasonable satisfactory of the Selling Shareholder.

6.             Miscellaneous.

6.1          Indemnity.

(i)            The representations and warranties of the Selling Shareholder set forth under Section 4 shall survive the Closing, and such representations and warranties shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Company.

(ii)           From and after the Closing, the Selling Shareholder shall indemnify the Company and its employees, Affiliates, agents and assigns (each a “Company Indemnified Party”) against any and all Indemnifiable Loss suffered, incurred or sustained by any Company Indemnified Party or to which such Company Indemnified Party becomes subject, directly or indirectly, as a result of or in connection with any (a) breach or inaccuracy of any of the representations and warranties made by the Selling Shareholder under this Agreement or any other certificate or document delivered by the Selling Shareholder under this Agreement; (b) breach by the Selling Shareholder of his covenants, agreements, undertakings, Liabilities or obligations under this Agreement; or (iii) any Tax obligation of the Selling Shareholder to properly pay any Tax authority the amounts required to be paid pursuant to applicable Laws in connection with the transaction contemplated hereunder.

(iii)          Except in the case of fraud or gross negligence, the aggregate amount payable by the Selling Shareholder to the Company Indemnified Party for indemnification under Section 6.1 shall not exceed the Consideration it receives hereunder.

6.2          Governing Law.  This Agreement, including the dispute resolution clause below, shall be governed by and construed under the Laws of the Hong Kong Special Administrative Region of the PRC, without regard to principles of conflicts of law thereunder.

6.3          Dispute Resolution.

(i)            Any dispute, controversy or claim (each, a “Dispute”) arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall be resolved at the first instance through consultation between the parties to such Dispute.  Such consultation shall begin immediately after any party has delivered written notice to any other party to the Dispute requesting such consultation.

(ii)           If the Dispute is not resolved within thirty (30) days following the date on which such notice is given, the Dispute shall be submitted to arbitration upon the request of any party to the Dispute with notice to each other party to the Dispute (the “Arbitration Notice”).

(iii)          The arbitration shall be conducted in Hong Kong and shall be administered by the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the HKIAC Procedures for the Administration of International Arbitration in force at the time of the commencement of the arbitration.  There shall be one (1) arbitrators.

(iv)          The arbitration proceedings shall be conducted in English.  The arbitration tribunal shall apply the Arbitration Rules of the United Nations Commission on International Trade Law, as in effect at the time of the commencement of the arbitration.  However, if such rules are in conflict with the provisions of this Section 6.3, including the provisions concerning the appointment of arbitrators, the provisions of this Section 6.3 shall prevail.

(v)           The arbitrators shall decide any Dispute submitted by the parties to the arbitration tribunal strictly in accordance with the substantive law of Hong Kong and shall not apply any other substantive law.

(vi)          Any party to the Dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

(vii)         The award of the arbitration tribunal shall be final and binding upon the parties, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

6.4          Notices.  Any notice required or permitted pursuant to this Agreement shall be given in writing and shall be given either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to the address as shown below the signature of such Party on the signature page of this Agreement (or at such other address as such Party may designate by fifteen (15) days’ advance written notice to the other Party to this Agreement given in accordance with this Section 6.4).  Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a confirmation of delivery, and to have been effected at the expiration of two (2) days after the letter containing the same is sent as aforesaid.  Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid.

6.5          Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable Law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

6.6          Amendments and Waivers.  Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Parties.  Any amendment or waiver effected in accordance with this paragraph shall be binding upon each of the Parties hereto.

6.7          No Waiver.  Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such term, covenant, or condition, nor will any waiver or relinquishment of, or failure to insist upon strict compliance with, any right, power or remedy hereunder at any one or more times be deemed a waiver or relinquishment of such right, power or remedy at any other time or times.

6.8          Rights Cumulative.  Each and all of the various rights, powers and remedies of a party hereto will be considered to be cumulative with and in addition to any other rights, powers and remedies which such Party may have at law or in equity in the event of the breach of any of the terms of this Agreement.  The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such Party.

6.9          Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Party under this Agreement, upon any breach or default of any other Party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement or by law or otherwise afforded to any Party, shall be cumulative and not alternative.

6.10        No Presumption.  The Parties acknowledge that any applicable Law that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived.  If any claim is made by a Party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any Party or its counsel.

6.11        Headings and Subtitles; Interpretation.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.12        Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMPANY:	E-HOUSE HOLDINGS LTD.

	By:	/s/ Xin Zhou
	Name:	Xin Zhou
	Title:	Director

Address: c/o 11/F Yinli Building, No. 383 Guangyan Road, Jing’an District, Shanghai 200072, People’s Republic of China
Attention: Mr. Xin Zhou
Email: zhouxin@ehousechina.com
Fax: +86 21 6133 0707

[Signature Page to Share Repurchase Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SELLING SHAREHOLDER:	SINA CORPORATION

	By:	/s/ Charles Chao
	Name:	Charles Chao
	Title:	Chief Executive Officer

Address: 7/F Sina Plaza, No. 8 Courtyard 10 West, Xibeiwang East Road, Haidian District, Beijing 100193, People’s Republic of China
Attention: Ms. Bonnie Zhang
E-mail: bonnie@staff.sina.com.cn
Facsimile: +86 10 8260 7073

[Signature Page to Share Repurchase Agreement]

EXHIBIT A

SCHEDULE OF SELLING SHAREHOLDER

Selling Shareholder	Number of Repurchased Shares	Share Consideration	Cash Consideration (US$)
Sina Corporation	49,764,809 Ordinary Shares	40,651,187 shares in Leju	129,038,150

A-1